FOR IMMEDIATE RELEASE: August 19, 2009

PENN TRAFFIC NAMES KPMG TO SERVE AS INDEPENDENT AUDITOR
FOLLOWING COMPETITIVE PRICING AND SERVICE REVIEW

SYRACUSE, N.Y. –The Penn Traffic Company (Pink Sheets: PTFC) named KPMG LLP (“KPMG”) to serve as the company’s new independent auditor, effective immediately.

KPMG was selected following a request for proposals and a competitive review process, which drew responses from seven candidate firms.

Eisner LLP, which had served as Penn Traffic’s auditor since September 2006, accepted the company’s invitation to participate, but upon reviewing all responses the company’s audit committee determined KPMG submitted the superior proposal.  Accordingly, Eisner was replaced, effective August 13, 2009.

“We believe Penn Traffic has made tremendous improvements to its audit and financial-control processes, and we appreciate Eisner’s contribution to those efforts,” said Ben Evans, chairman of the audit committee of Penn Traffic’s board.  “Important factors in selecting KPMG were the experience and proximity of the firm’s Syracuse-based audit team, its experience with publicly traded clients, the accessibility of its senior partners, and the firm’s track record of efficiently and cost-effectively executing its responsibilities while maintaining the rigor and quality of their audits.”

The audit committee and the full board of Penn Traffic unanimously approved the change and selection of KPMG as auditor.  Evans noted that members of Penn Traffic’s senior management team were integral to the review and selection process.

“We thank Eisner’s audit partners and professionals for their efforts and services during a critical stage of the company’s ongoing turnaround effort,” Senior Vice President and Chief Financial Officer Tod A. Nestor said.  “Lowering corporate administrative expenses is a key element of Penn Traffic’s strategic plan for rebuilding the company and restoring profitability and value-creating growth.  Ensuring the company is paying competitive rates for auditing and other professional services, while maintaining top-tier quality of service, must continue to be part of our effort.”

Penn Traffic reported its change of auditor in accordance with Securities and Exchange Commission rules, including furnishing a copy of today’s Current Report on Form 8-K to Eisner to facilitate its required response letter to the SEC.  In its response, provided as an exhibit to today’s Current Report on Form 8-K, Eisner did not disagree with the company’s disclosures.

About Penn Traffic
The Penn Traffic Company owns and operates supermarkets under the P&C, Quality and BiLo trade names in Upstate New York, Pennsylvania, Vermont and New Hampshire.  Headquartered in Syracuse, N.Y., Penn Traffic’s conventional supermarkets offer value pricing, fresh and local products, and full-service stores in convenient neighborhood locations.  The regional retailer’s P&C Fresh supermarkets combine all the features of conventional-format stores with gourmet, premium and store-made fresh products, as well as ready-to-eat foods, easy-to prepare meals and expanded natural and organic product offerings.  Retail supermarkets and consumers became Penn Traffic’s primary focus with the sale of its wholesale business segment during fiscal 2009.  More information on the company may be found at www.penntraffic.com.

Forward Looking Statements
This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, reflecting management’s current analysis and expectations, based on what management believes to be reasonable assumptions. These forward-looking statements include statements relating to our anticipated financial performance and business prospects. Statements preceded by, followed by or that include words such as “believe”, “anticipate”, “estimate”, “expect”, “could”, “may”, and other similar expressions are to be considered such forward-looking statements. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as: risk factors set forth in the company’s annual report on Form 10-K for the fiscal year ended January 31, 2009; general economic and business conditions; economic and competitive uncertainties; the ability of the company to improve its operating performance and effectuate its business plans; the ability of the company to operate pursuant to the terms of its credit facilities and to comply with the terms of its lending agreements or to amend or modify the terms of such agreements as may be needed from time to time; the ability of the company to generate cash; the ability of the company to attract and maintain adequate capital; the ability of the company to refinance our indebtedness; increases in prevailing interest rates; the ability of the company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the ability of the company to maintain contracts that are critical to its operations; potential adverse developments with respect to the company’s liquidity or results of operations; competition, including increased capital investment and promotional activity by the company’s competitors; availability, location and terms of sites for store development; the successful implementation of the company’s capital expenditure program; labor relations; labor and employee benefit costs including increases in health care and pension costs and the level of contributions to the company sponsored pension plans; the result of the pursuit of strategic alternatives; the ability of the company to pursue strategic alternatives; changes in strategies; changes in generally accepted accounting principles; adverse changes in economic and political climates around the world, including terrorist activities and international hostilities; and the outcome of pending, or the commencement of any new, legal proceedings against, or governmental investigations of the company. The company cautions that the foregoing list of important factors is not exhaustive. Accordingly, there can be no assurance that the company will meet future results, performance or achievements expressed or implied by such forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the company does not intend to update.

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FOR PENN TRAFFIC:

Investors and business/financial media contact Jeffrey Schoenborn of Travers Collins & Company Investor Relations, 716.842.2222, jschoenborn@traverscollins.com.

Trade and local media contact Chuck Beeler of Eric Mower and Associates, 315.413.4346, cbeeler@mower.com.